Exhibit 10.1

                             Distribution Agreement




                                     Between



                            Decatur Electronics, Inc.
                             An Illinois Corporation


                                       And


                                   CDEX, Inc.
                              A Nevada Corporation

                              TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
 1.0     THE AGREEMENT                                                       3

 2.0     THE APPOINTMENT                                                     3

 3.0     AGREEMENTS FOR SUPPLYING PRODUCT                                    3

 4.0     SALES POLICIES, PRICING AND TERMS OF PURCHASE                       5

 5.0     INTELLECTUAL PROPERTY AND MARKETING                                 6

 6.0     NON-DISCLOSURE AGREEMENT                                            7

 7.0     SUB-DISTRIBUTORS AND MARKET SEGMENTS                                7

 8.0     DEMO UNIT SUPPORT                                                   8

 9.0     TERMS AND TERMINATION                                               8

10.0     MISCELLANEOUS                                                       9

11.0     NOTICES                                                            10

12.0     WARRANTY OF AUTHORITY                                              11

SECTION I - THE AGREEMENT
-------------------------

1.1 THIS AGREEMENT (the "Agreement") is made and entered into on February 16, 2009 (the "Effective Date") by and between CDEX , Inc. with offices at 4555 S. Palo Verde, Suite 125, Tucson, Arizona 85714, referred to in this document as the ("Manufacturer"), and Decatur Electronics, Inc., with offices at 715 Bright Street, Decatur, Illinois 62522, referred to in this document as the ("Distributor" or "Decatur"). Collectively they will be referred to as the Parties.

1.2 The Manufacturer is the owner and Manufacturer of illicit drug detection products (the "Products") and has the right to exclusively market the Products.

1.3 A description of the Products which are the subject of this Agreement are listed on Schedule B attached to this Agreement and may be amended from time to time as necessary, in a writing signed by both Parties.

1.4 The Parties hereto are desirous of entering into this Agreement whereby the Distributor shall be a "Master Distributor" (as defined below) of the Products.

1.5      Definitions

         1.5(a). "Master Distributor" shall mean that the Distributor shall have exclusive rights in the United States and Canada, subject to any existing U.S. distribution agreements (as described in Section 7.3 below), which shall not be renewed by Manufacturer, and non-exclusive rights in all other countries to distribute the products in their Market Segments (as defined below).

         1.5(b). "Market Segments" shall mean law enforcement, military/ Department of Defense, homeland security, jail and prison market segments. The law enforcement segment includes law enforcement agencies and police forces at the national, state/provincial, and local levels, including school police.


SECTION II - THE APPOINTMENT
----------------------------

2.1 Subject to the terms and conditions in this Agreement, Manufacturer appoints the Distributor the rights to distribute the Products worldwide.

2.2 A press release and market announcement announcing the distribution relationship between the Parties shall be released no later than February 20, 2009. Such press release and market announcement shall be issued only upon mutual agreement of the Parties.

SECTION III - AGREEMENTS FOR SUPPLYING PRODUCT
----------------------------------------------

3.1      Manufacturer agrees to:

         3.1(a). Advise the Distributor on a monthly basis with regard to Product information, specifications, performance, delivery, Products and service information and notify the Distributor of updates for the Products or inform Distributor of all new Products.

         3.1(b). Keep confidential any pricing terms or arrangements with the Distributor and shall not reveal such terms or arrangements to any retailers or distributors of the Distributor.

         3.1(c). Provide operational specifications and instructions with respect to the Products and their use.

         3.1(d). Supply a certificate of conformance to specifications for each Product shipped to Distributor.

         3.1(e). Provide a twelve (12) month Limited Warranty on the ID2 Meth Scanner Product as stated in Schedule A attached to this Agreement. Warranty terms on future products that are distributed under the terms of this Agreement shall be discussed by the Parties and negotiated in good faith.

         3.1(f). Provide a renewable Extended Warranty on the ID2 Meth Scanner for one (1) year at $ ____. The Extended Warranty will be offered for as long as the Product is commercially available.

         3.1(g). Fulfill its Warranty (See Schedule A) obligations by carrying out, in a reasonable manner and at its option, the repair or replacement of any defective parts of the Product, provided that the Product is used in conformity with Manufacturer's instructions. All customer service issues that are passed through to Manufacturer during the life of the Warranty (and the Extended Warranty, if applicable) of the serialized Product will be coordinated with Distributor's customer service department and reports provided to Distributor regarding solutions and product enhancements/fixes.

         3.1(h). Ensure technical support is available to the Distributor in the form of an individual or individuals who is/are accessible during normal business hours to answer the Distributor's questions and is capable of assisting the Distributor.

         3.1(i). Provide customer service training to Distributor's customer service department at a mutually agreed upon time and place for initial and minimum customer service issues that customers may have regarding the Products.

         3.1(j). Have training material available to the Distributor in order for technicians and salesmen of the Distributor to explain critical details of the Product.

         3.1(k). Provide training to the Distributor's sales team under mutually agreed terms and conditions.

         3.1(l). Share all new performance data and suggestions for sales literature as developed.

3.2 Distributor agrees to:

         3.2(a). Market the Product(s) in good faith, utilizing all of its marketing, sales and customer services resources, in a manner equivalent to the Distributor's existing core products, including direct sales, the use of sub-distributors, catalogs, promotions, trade shows, web marketing, advertising, public relations, and any other means of marketing.

         3.2(b). Provide sales forecasts beginning ninety (90) days after the Effective Date and every ninety (90) days going forward.

         3.2(c). Follow up in a diligent and timely manner any sales leads generated by the Manufacturer and forwarded to the Distributor.

         3.2(d). Develop marketing materials based on the Manufacturer's marketing and technical data with the Manufacturer reviewing and approving all Decatur materials for technical accuracy prior to release.


SECTION IV - SALES POLICIES, PRICING AND TERMS OF PURCHASE
----------------------------------------------------------


4.1 All prices and payments shall be in United States of America funds net thirty (30) days from invoice date, which is shipping date, F.O.B. factory to Distributor unless otherwise agreed upon by Manufacturer.

4.2 Manufacturer shall sell to the Distributor and the Distributor shall purchase Manufacturer's Products under the following conditions:

           i.     First _____ ID2 Meth Scanners:      $_______ each

          ii.     Second ____ ID2 Meth Scanners:      $_______ each

         iii.     Third ____ ID2 Meth Scanners:       $_______ each

          iv. The Parties shall negotiate a price in good faith if Distributor purchases more than ____ ID2 Meth Scanners over the course of the Agreement.

4.3 Any additional Products included under this Agreement shall have the pricing terms set forth in a subsequent writing signed by both Parties.

4.4 Upon receipt of a purchase order, Manufacturer shall pay to ship the order to Distributor by the most economical means for re-packaging. Decatur shall pay to ship the product to customer.

4.5 Manufacturer shall ship the ID2 Meth Scanner in the Serpac 520 "pelican" case or a case of substantially similar quality.

4.6 Distributor may repackage and ship products in any manner of their choosing, including the use of Decatur packaging. Any damage done during shipment to customers shall be the responsibility of Decatur and its shipper.

4.7 All Products will be serialized and documented for tracking by Manufacturer and Decatur.

4.8 Manufacturer and Decatur agree to a co-branding strategy for the ID2 Meth Scanner and all future Products covered by this Agreement.

4.9 The Extended One (1) Year Warranty that Manufacturer will provide for the ID2 Meth Scanner must be purchased by the customer prior to the expiration of the standard twelve month Warranty. Decatur will receive ten percent (10%) commission for an Extended One (1) Warranty.

4.10 Customer will pay for the shipping to Manufacturer for service under the Warranty. Manufacturer will pay for the return shipping back to the customer within the continental U.S.A., after service work is completed.

4.11 Manufacturer will provide a five working day turn-around for standard warranty work.

4.12 Non-warranty work will be billed to the customer at $____ per hour plus parts at cost plus ______ percent. $____ per hour of labor billed to the customer will be paid to Decatur. The customer will pay shipping both ways on non-warranty work.


SECTION V - INTELLECTUAL PROPERTY
---------------------------------

5.1 The Distributor shall use Manufacturer's Trademarks only in connection with Manufacturer's Products and shall not obtain or register any corporate or business name, which includes any Trademarks or Patents of Manufacturer. The Distributor shall not adopt or use any mark similar to the Trademarks of Manufacturer.

5.2 The Distributor shall not assert nor acquire, nor attempt to acquire, any rights or interest in or to any of Manufacturer's Patents, Trademarks or Copyrights in any country, unless given permission in writing by Manufacturer.

5.3 Upon termination of this Agreement, the Distributor shall immediately cease all use of the Trademarks and Manufacturer's copyrights.

5.4 Decatur and Manufacturer will work jointly to procure legal and governmental approvals where appropriate. Decatur will assure development of positive case law and court acceptance of the Product's capabilities with support from Manufacturer on the issues of science.

5.5 Manufacturer has conducted extensive testing on the ID2 Meth Scanner, both internally and in the field with real drug samples. Manufacturer will cooperate with Decatur and customers to conduct additional tests as needed.

     Decatur will refer all requests for new tests to Manufacturer for approval and design of protocols. Manufacturer and/or Decatur will supervise all testing and formal reports will be written and disseminated only with joint approval of Manufacturer and Distributor.


SECTION VI - NON-DISCLOSURE AGREEMENT
-------------------------------------

6.1 Any and all knowledge and information of a confidential or proprietary nature related to Manufacturer, its equipment designs, manufacturing techniques and formulas, product development know-how, sales and distribution confidential data or its operations in general which the Distributor may acquire from Manufacturer or may develop through, or as a result of, discussions with Manufacturer, its employees, consultants or representatives, are deemed to be trade secrets and shall not be disclosed by the Distributor its employees and agents, to any individual, firm, government entity, or corporation of any nature or for any reason, without the express written consent of Manufacturer for a period of three (3) years after termination of the Agreement.

6.2 For the purpose of this section all information not publicly known shall be considered to be confidential.


SECTION VII - SUB-DISTRIBUTORS AND MARKET SEGMENTS
--------------------------------------------------

7.1 Manufacturer will continue its market development work. Nothing in this Agreement shall prevent the Manufacturer from continuing to sell directly and add distributor/representatives for non-designated market segments. These include, but are not limited to: home inspection, meth lab remediation, hotel/motel, and car dealers.

7.2 All sales leads for Decatur's Market Segments in the United States and Canada will be forwarded to Decatur.

7.3 Decatur acknowledges that a number of U.S. distributor/representatives have purchased one or more ID2 Meth Scanners and have signed non-exclusive, one-year agreements ("Distribution Agreements") with Manufacturer. A list of such distributors is attached to this Agreement as Schedule C. Manufacturer agrees that it will not renew any of the current Distributor Agreements without Distributor's approval and Manufacturer shall take all steps necessary under such Distribution Agreements to cancel the Distribution Agreements at the end of their one-year term. Upon signing of the Agreement by both Parties, Manufacturer will contact current Distributors to announce this Agreement and encourage them to negotiate a new agreement with Decatur.

7.4 Manufacturer shall allow and provide support to Distributor to negotiate on a best efforts basis new distribution agreements with the current distributors.

7.5 Manufacturer will allow the current distributors to terminate their current Distribution Agreements if they do so in writing.

7.6 During the life of the agreement with Decatur, Manufacturer will not add any additional distributors for the defined Market Segments in the United States and Canada without the agreement of Decatur.

7.7 The Distributor shall have the right to set up sub-distributors, as it deems necessary. Distributor agrees to provide a copy of all sub-distributor agreements to Manufacturer within thirty (30) days of said agreements being signed.

7.8 Decatur shall be allowed to market and sell on a non-exclusive basis into its international distribution channels, including SONIC, Panoptech, TransVisual Media and all related Bowmer & Kirkland law enforcement, military, defense, homeland security, prisons, jails and government channels of the international market including through and with its brokers and distributors.

SECTION VIII - DEMO UNIT SUPPORT
--------------------------------

8.1 Distributor shall purchase and pay for ten (10) demo ID2 Meth Scanners for $_______ each for a total cost of $_______ upon signing the Agreement. The initial demo ID2 Meth Scanners will be the current model with flat black casing.

8.2 When the "B" version of the ID2 Meth Scanner is available, the ten (10) demo units shall be replaced by Manufacturer with the new "B" version at no charge to the Distributor. Manufacturer shall pay for shipment of the ten (10) "B" version scanners to Distributor. Distributor shall pay to ship the ten (10) original demo scanners back to CDEX.

SECTION IX - TERMINATION
------------------------

9.1 The term of this Agreement shall continue in full force and effect for three (3) years from the date of its execution, and shall be automatically renewed for additional one (1) year periods unless canceled by either Party in writing as provided herein.

9.2 Manufacturer reserves the right to terminate this Agreement without notice if the Distributor becomes insolvent.

9.3 The Distributor reserves the right to terminate this Agreement without notice if the Manufacturer becomes insolvent.

9.4 In the event that one Party materially breaches the terms of this Agreement, the other Party shall provide written notice to the breaching Party. The breaching Party shall have ten (10) days to cure the breach. If the breach has not been cured within ten (10) days from the receipt of the notice, the non-breaching Party has the right to terminate this Agreement by providing notice to the breaching Party of the termination. In such an event, this Agreement shall be terminated upon the receipt of notice by the breaching Party as set forth in Section XI below.

9.5 Upon termination of the agreement for any reason, Distributor will pay all outstanding invoices from Manufacturer within fifteen (15) days of termination. Distributor will be responsible for selling its remaining inventory of Products. Distributor may cancel any outstanding orders which have not been shipped by Manufacturer by written notice. Manufacturer will complete all pending warranty work and Distributor will agree to forward any new warranty claims to Manufacturer for processing.

SECTION X - MISCELLANEOUS
-------------------------

10.1 Non-Assignability. Neither this Agreement nor any rights, duties and obligations covered by this Agreement are transferable or assignable, without the written consent of Manufacturer, which consent shall not be unreasonably withheld.

10.2 Waiver of Default.
         10.2(a). The failure of either Party at any time to take action against the other Party, or the failure of either Party to terminate this Agreement as provided above, shall not affect either Party's right to require the full performance of this Agreement at any time thereafter.

         10.2(b). The waiver by either Party of a breach of any provision of this Agreement shall not constitute the waiver of any subsequent breach thereof or as a waiver of the provision itself.

10.3 Modification.
         10.3(a). No renewal or termination hereof, or modification or waiver of any of the provisions herein, or any future representation, shall be binding upon the Parties, unless made in writing by an authorized officer of both parties.

         10.3(b). A mere acknowledgment or acceptance of any order inconsistent with the terms of this Agreement or the making of deliveries pursuant thereto, shall not be deemed an acceptance or approval of such inconsistent provisions.

10.4 Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Arbitration Rules and judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.5 Scope of the Agreement.

         10.5(a). This Agreement constitutes the entire Agreement between Licensor and the Distributor and supersedes all prior and contemporaneous agreements between the Parties. Only an instrument in writing signed by both Parties that expressly refers to this Agreement may amend this Agreement.

         10.5(b). Neither Party is relying upon any warranties, representations or inducements not set forth in this Agreement.

10.6 Independent Contractor. The Parties agree that the Distributor is an independent contractor in accordance with the terms and conditions of this Agreement, and not an employee, legal representative, agent or partner of Manufacturer for any purpose whatsoever.

10.7 Governing Law. This Agreement and all questions arising here under shall be governed and interpreted by the laws of the State of Delaware.

10.8. Impracticability of Performance.
         10.8(a). The Parties agree that this Agreement may be terminated at any time without liability of one Party as against the other if the situation among nations renders the performance impracticable or impossible.

         10.8(b). Rights and obligations of the Parties previously accrued under this Agreement shall not be affected by termination under this section.

10.9. Time. Time is of the essence in this Agreement.

10.10 Plurality. All uses of the singular include the plural and the use of the plural includes the singular.


SECTION XI- NOTICES
-------------------

11.1 All notices and other communications permitted or required by this Agreement shall be in writing and shall be personally delivered, or sent through a government recognized Postal Service, or any official successor thereto (or the nearest functional equivalent thereto outside North America), designated as registered or certified mail, return receipt requested and addressed as provided below or sent by email, telegram, telex, telefax or telecopier.

11.2 Notices delivered in person shall be effective upon the date of delivery.

11.3 Notices delivered by mail shall be effective upon the receipt thereof by the addressee, but not later than five (5) calendar days subsequent to the postmark date, whichever is earlier.

11.4 Notices by telefax and telecopier shall be effective upon the date of receipt.

11.5 Rejection or the refusal to accept or the inability to deliver because of a change in address of which no notice was given shall be deemed to be receipt of the notice sent by mail as of the 5th calendar day subsequent to the postmark date.

11.6 By giving to the other Party at least thirty (30) days' notice, any Party shall have the right from time to time, and at any time while this Agreement is in effect, to change their respective addresses.

11.7 Each Party shall have the right to specify as the address, any other address.

               (i) If intended for Manufacturer, to:
               CDEX, Inc. 4555 S. Palo
               Verde
               Suite 123
               Tucson, Arizona 85714
               Attention: __________________

               (ii) If intended for Distributor, to:
               Decatur Electronics, Inc.
               715 Bright Street
               Decatur, Illinois 62522
               Attention: ___________________

               And Decatur's attorney:

               Janathan L. Allen, APC
               104 West Grand Avenue
               Escondido, CA 92025


SECTION XII- WARRANTY OF AUTHORITY
----------------------------------

12.1 The signatories below warrant on behalf of their respective corporation, that:

           i. They have the right and power and are duly authorized to enter into this Agreement which rights and power are supported by a Resolution of the Board of Directors of their respective Corporation; and

          ii. Upon their execution of this Agreement, the Agreement shall constitute a valid, binding and enforceable Agreement of the Parties



THIS Agreement, entered into this ___ day of February 2009.

BETWEEN:

         MANUFACTURER

               CDEX, Inc. with offices at:

               4555 S. Palo Verde
               Suite 123
               Tucson, Arizona 85714

AND
         DISTRIBUTOR

         Decatur Electronics, Inc. with offices at:

               715 Bright Street
               Decatur, Illinois 62522


Manufacturer: CDEX, Inc


               By: _____________________________

               Title:  Vice President



Distributor: Decatur Electronics, Inc.


               By: _____________________________

               Title: Marketing Director

                                   SCHEDULE A

                                     LIMITED
                                    WARRANTY

[CDEX Inc. LOGO]
ID(2) METH SCANNER                         Limited Warranty
                                           Terms and Conditions 6/2008
A. GENERAL ---------------------------------------------------------------------

The following CDEX. Inc. (hereinafter CDEX) warranty terms and conditions are provided to end users that have purchased meth Scanner product(s) (hereinafter Products) from CDEX either directly or through an authorized reseller.

B. LIMITED WARRANTY ------------------------------------------------------------

CDEX warrants that Products are free from defects in workmanship and materials for a period of one (1) year from the date of purchase, which shall be the shipment date from CDEX or its distributor. CDEX agrees to repair or replace any defective product which, under normal use as defined in the written instructions that accompanied the product at the time of purchase, fails to function within the warranty period. CDEX's sole responsibility under this warranty shall be to either repair or replace, at CDEX's sole option, any such product determined to be defective and return it via prepaid postage. For a period not less than four
(4) years after the warranty period CDEX will repair or replace defective product for a charge in accordance for what CDEX normally charges for such services. Any non-CDEX accessories purchased with Product(s) are covered under the warranty of their respective manufacturer. This warranty is CDEX's only warranty and may not be changed or enlarged by any agent, distributor, reseller, dealer or other person. This warranty shall be void and CDEX shall not be responsible for any loss, damage, or other liabilities arising from alteration, additions or repairs which are made to the Product by other than CDEX authorized personnel. If the Purchaser opens the Meth Scanner, thus exposing the internal circuitry. the warranty shall be void.

C. WARRANTY REPAIR/REPLACEMENT PROCEDURE----------------------------------------

To make a warranty claim the Purchaser most first obtain a Return material authorization (RMA) number within the warranty period from CDEX through CDEX's website at www.cdex-inc.com/meth-scanner/service. Upon determining that the Product is defective CDEX will provide a RMA number and instructions on sending the Product to CDEX. Purchaser has the responsibility to return defective Product to CDEX via prepaid postage and include (1) a written description of the reason for returning the Product for repair, (2) proof of purchase from CDEX or an authorized reseller and (3) a mailing address for returning the Product to Purchaser. Please note the RMA number on the outside of the package.

D. EXTENDED WARRANTY -----------------------------------------------------------

CDEX offers a Lifetime warranty Program which may be purchased annually at the conclusion of the preceding warranty period. The cost of the annual warranty can be found on the CDEX web site or by contacting Tech. Support. The annual warranty must be purchased and paid for prior to the expiration of the preceding warranty. The terms and conditions of the annual extended warranty and the repairs/replacement procedures are the same as the initial warranty.

E. WARRANTY EXCLUSIONS ---------------------------------------------------------

The warranty stated above is the exclusive warranty with respect to the CDEX product. CDEX disclaims any and all other warranties, whether express, implied or statutory, including, without limitation, any implied warranties of merchantability, design or fitness for a particular purpose or arising from a course of dealing, usage or trade practice, or any warranty against patent infringement. If the exclusion of implied warranties is prohibited by local law, then any applicable implied warranties shall be limited to the duration of the express warranty described above and other provisions contained herein.

F. RELEASE ---------------------------------------------------------------------

Purchaser agrees to release and hold CDEX harmless from any and all liability arising out of use or misuse of the product, including any claims for damages and personal injuries. Purchaser agrees to assume all risks of loss and all liability for any damages and personal injury which may result from the use or misuse of the CDEX product. CDEX is not liable for the failure of the CDEX product to perform and CDEX is not liable for any claims made by a third party or by purchaser for or on behalf of a third party.


G. LIMITATION OF REMEDIES ------------------------------------------------------

The remedies provided for in the above warranty are expressly in Lieu of any other liability CDEX may have, including incidental and consequential damages. CDEX's cumulative liability to any party for any loss or damages resulting from any claims, demands, or actions arising out of or relating to the CDEX product shall not exceed the purchase price paid by purchaser for the product. In no event will CDEX be liable for any special, indirect, incidental, exemplary, punitive or consequential damages, however caused, whether for breach of warranty, negligence, strict liability or otherwise, even if CDEX has been advised of the possibility of such damages or if such damage could have been reasonably foreseen, and notwithstanding any failure of essential purpose of any exclusive remedy provided herein. Some local jurisdictions may not allow for the limitation or exclusion of liability for incidental or consequential damages, so the above limitation or exclusion may not apply in those local jurisdictions.

       CDEX Inc. o 4555 South Palo Verde, Suite 125 o Tucson, AZ 85714 o
                         520-745-5172 o www.CDEXInc.com

                                   SCHEDULE B

                            PRODUCTS FOR DISTRIBUTION

1. ID2 Meth Scanner (Law Enforcement Version). This product was first commercialized in July 2008. A battery charger and test samples shall be included with each ID2Meth Scanner. An updated and revised ID2 Meth Scanner termed Scanner "B" is the product which shall be distributed under this Agreement.

2. Any new products created by Manufacturer which have market potential in Distributor's market segments as defined by this Agreement contingent on marketing, sales, and price agreement within thirty (30) days.

                                   SCHEDULE C

                   CURRENT CDEX U.S. METHSCANNER DISTRIBUTORS

- The following individuals have signed Distributor Agreements with CDEX. Listed are their names, locations and date of agreement:

            1. ____________________________, Phoenix, AZ - 7/10/08
            2. ___________________________, Sacramento, CA - 8/11/08
            3. __________________________, Austin, TX - 7/16/08
            4. ________________________, Crossville, TN - 10/6/08
            5. ________________________, CA - 11/21/08
            6. ________________________, Akron, OH - 11/26/08